                                                                   Exhibit 10.68

                        CONFIDENTIAL TREATMENT REQUESTED
                        --------------------------------

            PENICILLIN G POTASSIUM MANUFACTURING AND SUPPLY AGREEMENT

     AGREEMENT, effective February 15, 2000, between Pfizer Inc ("Pfizer"), a Delaware corporation with an office at 235 East 42nd Street, New York, NY 10017, and Schein Pharmaceutical, Inc. ("Schein"), a Delaware corporation with an office at 100 Campus Drive, Florham Park, NJ 07932.

     In consideration of the mutual covenants and agreements provided herein, the parties agree as follows:

SECTION 1.0    DEFINITIONS

     1.1 "Raw Material" means bulk sterile penicillin G potassium furnished by Schein from an inventory of material currently on hand that had been manufactured by * in its * manufacturing facility and conforming to the specifications including test procedures set forth in Exhibit 1 as amended from time to time by agreement of the parties.

     1.2 "Product" means packed and labeled finished dosage forms in vials containing penicillin G potassium for injection and conforming to the specifications including test procedures set forth in Exhibit 2 as amended from time to time by agreement of the parties.

     1.3  "Pfizer Product" shall have the meaning as set forth in Section 2.2.

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     1.4 "Yield" means the amount of Product meeting the specifications set forth in Exhibit 2 expressed as a percentage of the theoretical amount of Product from the Raw Material processed.

     1.5 "Minimum Yield" means the minimum percentage Yield for the total of the lots processed during a calendar year. The Minimum Yield shall be
          *.

SECTION 2.0    MANUFACTURE OF PRODUCT AND SUPPLY OF RAW MATERIAL

     2.1 Pfizer will receive Raw Material and deliver manufactured Product to Schein as requested by Schein in its orders and according to the terms set forth hereunder and in Exhibit 2 and Exhibit 3. Schein will provide Pfizer, at * to Pfizer, freight to be paid by Schein, and no later than 2 months prior to the quarter in which delivery is due, the amount of Raw Material required by Pfizer to fill orders placed by Schein.

     2.2 Schein will also supply to Pfizer, at a price set forth in Section 3.2, Raw Material for the manufacture by Pfizer of Product for sale by Pfizer as requested in Pfizer's orders and according to the terms set forth hereunder. Product for sale by Pfizer shall hereinafter be referred to as "Pfizer Product".

     2.3 Primary packaging material (material coming into direct contact with Product) supplied by Pfizer must comply with the specifications agreed to by Schein and Pfizer. Pfizer will use commercially reasonable efforts in the qualification and selection of suppliers and will notify Schein of any changes.

     2.4 Schein will provide text and artwork for secondary packaging material (printed material) and may request revisions from time to time, provided that all text is consistent with

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Pfizer's New Drug Application for Pfizerpen(R). Pfizer and Schein will cooperate in implementing any required revisions within an appropriate timeframe.

SECTION 3.0    PRICES

     3.1 The prices Schein shall pay Pfizer to manufacture Product for Schein pursuant to this Agreement are set forth in Exhibit 3.

     3.2 Pfizer shall pay Schein * per billion units (BU), freight to be paid by Pfizer from Schein's Marsam facility in Cherry Hill, NJ to Pfizer's Terre Haute, Indiana manufacturing facility, for all Raw Material supplied by Schein for the manufacture by Pfizer of Pfizer Product.

     3.3 Pfizer will invoice Schein for all Product actually delivered pursuant to this Agreement. Pfizer's invoice will be payable by Schein within 30 days.

     3.4 Subject to the provisions of Section 6.0 hereof, Schein will invoice Pfizer for all Raw Material actually delivered to Pfizer pursuant to this Agreement for the manufacture by Pfizer of Pfizer Product as requested by Pfizer in its orders and according to the terms set forth hereunder.

SECTION 4.0    QUANTITIES AND PURCHASE ORDERS FOR PRODUCT

     4.1 Pfizer agrees to manufacture for Schein, on the basis set forth herein, Schein's requirements for Product during the term of this Agreement, up to * vials of Product each calendar quarter, subject to available capacity.

     4.2 As of the date of the signing of this Agreement, Schein will provide to Pfizer, subject to Pfizer's acceptance, a firm purchase order covering the remainder of the first calendar quarter and the second calendar quarter of calendar year 2000 (the "Initial Purchase Order").

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Within 15 days of the date of Pfizer's receipt of Schein's Initial Purchase Order, Pfizer will advise Schein in writing whether, based on Pfizer's planned capacity utilization, Pfizer is able to supply the quantities within the time periods set forth in the Initial Purchase Order. If Pfizer advises that it can not supply the ordered quantities within the time frames set forth in the Initial Purchase Order, the parties shall meet to discuss what quantities Pfizer can supply; provided that, in such case, in accordance with
Section 4.5 hereof at least 50% of any Product planned by Pfizer to be manufactured during such period shall be allocated to Schein. For each calendar quarter thereafter, Schein will place firm purchase orders for Product at least 90 days prior to the beginning of such calendar quarter. Pfizer will review such purchase orders based on Pfizer's planned capacity utilization and advise Schein in writing within 15 days of Pfizer's receipt of the purchase order whether Pfizer can supply quantities with in the time periods set forth in the purchase order. If Pfizer advises that it can not supply the ordered quantities with in the time periods set forth in the purchase order, the parties shall meet to discuss what quantities Pfizer can supply; provided that, in such case, in accordance with Section 4.5 hereof at least 50% of any Product planned by Pfizer to be manufactured during such period shall be allocated to Schein.

Additionally, Schein will provide to Pfizer as of the date of the signing of this Agreement and on or before the last day of each calendar quarter during the term of this Agreement, a rolling forecast of the total quantity of Product (including their distribution by dosage strength) to be manufactured and delivered by Pfizer during each quarter for the two calendar quarters beginning with the third calendar quarter of calendar year 2000. Except for the Initial Purchase Order covering the first two calendar quarters of calendar year 2000 (for which a forecast was not provided) and subject to Section 4.5 below, quantities of Product order by Schein shall be 75%-125% of the quantity previously forecast for that quarter by Schein, unless the parties otherwise agree. Forecasts provided by Schein to Pfizer hereunder are for planning purposes only and shall be non-binding.

     4.3 Orders of Product will be in full lot size quantities as set forth below:

          5MMU      -    * vials

          20MMU     -    * vials

Actual lot sizes upon delivery may vary from these numbers. Pfizer will promptly notify Schein of the actual lot sizes at the time of delivery.

     4.5 Production of Product by Pfizer will be split at least evenly between Pfizer Product and Product to be sold by Schein so that at a minimum 50% of any Product planned by Pfizer for manufacture shall be allocated to Schein.

SECTION 5.0    QUANTITIES AND PURCHASE ORDERS FOR RAW MATERIAL

     5.1 Schein agrees to supply to Pfizer during the term of this Agreement on the basis set forth herein, Pfizer's requirements for Raw Material for the manufacture by Pfizer of Pfizer Product.

     5.2 Schein agrees to supply to Pfizer an initial delivery of * kilograms of Raw Material for the manufacture by Pfizer of Pfizer Product within thirty
(30) days of the date of this Agreement. Thereafter, within ten days of the beginning of each calendar quarter Pfizer will place firm purchase orders for Raw Material specifying quantities and delivery dates. Such further deliveries will be made as determined according to Pfizer's actual quarterly production

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

requirements. Pfizer agrees that it will not have on hand at any time during the term (including any extension periods) of this Agreement inventory of Raw Material greater than * kilograms in excess of its actual quarterly production requirements.

5.3 During any extension period of this Agreement as contemplated by Section
14.2.2. if:

(a) Schein is manufacturing penicillin G potassium for injection or is having penicillin G manufactured by a third party on its behalf, then, in addition to the other provisions set forth herein relating to the supply of Raw Material to Pfizer, Schein shall not be obligated to supply to Pfizer more than * kilograms per six-month extension period; or

(b) Schein is NEITHER manufacturing penicillin G potassium for injection NOR having penicillin G potassium manufactured by a third party on its behalf, then Schein will provide Pfizer with an accounting of its Raw Material inventory and Pfizer will be entitled to order an amount of Raw Material per quarter up to * of Schein's total Raw Material inventory (so that *) unless demand for Pfizer Product exceeds that amount, in which case the parties shall meet to discuss a reasonable amount that Pfizer would be entitled to order in light of demand for Pfizer Product.

5.4 For the avoidance of doubt it is understood and agreed that if the Raw Material is depleted or becomes not suitable for use in commercial production, Schein is under no obligation


----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

to obtain additional raw material on behalf of Pfizer and no further obligation to supply Raw Material to Pfizer.

SECTION 6.0    TERMS AND RISK OF LOSS

     6.1 All freight charges for Product are to be paid by Schein from Pfizer's Terre Haute, Indiana manufacturing facility to Schein's Eastern Distribution Center in Brewster, NY. Prices are FOB Pfizer's plant, net 30 days from date of invoice. Title to the Raw Material to be used for processing into Product to be supplied to Schein will remain in Schein but risk of loss (due to casualty) will be borne by Pfizer from the time of delivery of the Raw Material to Pfizer until the time of delivery of the Product to Schein at Schein's Eastern Distribution Center. In the event of such loss or damage Pfizer will compensate Schein at a rate of * per BU of Raw Material, except in the event that such loss or damage is due to the intentional misconduct of Pfizer in which case such compensation will not be so limited.

     6.2 At the end of any calendar year or upon termination or expiration of this Agreement, if Pfizer has failed to meet the Minimum Yield for the lots processed during that year, Pfizer shall compensate Schein at a rate of * per BU of Raw Material for the Raw Material lost during that year with respect to the difference between the actual Yield and the Minimum Yield.

     6.3 Pfizer will provide Schein with a Certificate of Analysis for each lot of Product delivered. This will include a statement of compliance with the terms of Pfizer's New Drug Application for Pfizerpen(R), cGMP and all other product related requirements as agreed to by the parties, and indicating that the lot is therefore released for commercial distribution. The

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Certificate of Analysis shall include: Finished Product Name, Lot No. and Expiry Date, Date of Manufacturing of bulk lot and lot number, and total number of units released. Schein will provide Pfizer with a Certificate of Analysis and manufacturing and storage records, as agreed to by the parties, for each lot of Raw Material delivered.

     6.4 Pfizer will use all reasonable efforts to deliver the quantities of Product ordered within two weeks of delivery dates agreed upon by the parties. Schein will use all reasonable efforts to deliver the quantities of Raw Material ordered by Pfizer for manufacture of Pfizer Product Pfizer within 2 weeks of delivery dates specified in the order.

     6.5 Pfizer will invoice Schein for the Product within 30 days of date of shipment. Schein will invoice Pfizer for the Raw Material ordered by Pfizer for the manufacture by Pfizer of Pfizer Product within 30 days of date of shipment. Schein's invoice will be payable by Pfizer within 30 days of date of invoice.

SECTION 7.0    INSPECTION AND REJECTION

     7.1 The respective receiving party shall inspect Product and Raw Material, as the case may be, within 60 days of receipt thereof at the destination specified in the shipping instructions. Except as provided in
Section 7.2, if the shipment or any portion thereof fails to conform to the warranties set forth in Section 9.1 or 9.2, except with respect to any latent defect not identifiable with diligent investigation, the receiving party shall, within 60 days of receipt thereof, notify the supplying party of its intent to reject the Product or Raw Material and the reason for the intended rejection, and afford the supplying party a reasonable opportunity to inspect the Product or Raw Material. The receiving party shall cooperate with the supplying party to determine whether rejection is necessary or justified. At the receiving party's option, the supplying party shall give credit to the receiving party for the receiving party's price of a rejected shipment, plus compensation at a rate of * per BU of Raw Material for the Raw Material contained in such shipment of Product, or replace at the supplying party's expense any non-conforming Product or Raw Material. The supplying party shall give credit to the receiving party for the cost of shipping such rejected shipment from the receiving party to the supplying party. The supplying party shall make all reasonable efforts to complete the replacement or adjustment promptly after the notification by the receiving party. The receiving party shall not delay payment for Product or Raw Material pending inspection; provided, however, that payment pending inspection shall not be considered acceptance of Product of Raw Material by the receiving party.

     7.2 Pfizer shall have no obligation to credit or reimburse Schein for shipments of Product incorporating Raw Material that fails to conform to the warranties set forth in Section 9.2.

     7.3 If the parties cannot agree, after a period of 60 days following the receiving party's notice of its intent to reject pursuant to Section 7.1, whether rejection is necessary or justified, then the Vice President of Regulatory Compliance of Schein and the Senior Vice President - Global Manufacturing of Pfizer shall mutually determine in good faith whether the rejected Product or Raw Material was in conformance with the warranties set forth in Section 9.1 or 9.2.

SECTION 8.0    QUALITY CONTROL

     8.1 Each party will, as required, maintain a quality control program (including, without limitation, exception investigation policies and procedures), consistent with CGMPs as related to this Agreement, as found at 21 CFR Part 211, and all subsequent additions and revisions thereto.



----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     8.2 Each party will, as required, obtain and maintain the equipment required to fulfill its obligations under this Agreement consistently with CGMPs.

     8.3 All Product supplied hereunder will be manufactured in accordance with the procedures described in Pfizer's New Drug Application ("NDA") for Pfizerpen(R), including supplemental NDAs for Pfizerpen(R) and all CGMPs or other applicable federal or state regulations in effect at the time of manufacture. Pfizer will notify Schein in advance of submitting to the FDA a change in the "Chemistry, Manufacturing and Controls" section of the Pfizerpen NDA.

SECTION 9.0    WARRANTIES, REMEDIES AND LIMITATIONS

     9.1 Except to the extent that the Raw Material delivered by Schein fails to conform to the warranties set forth in Section 9.2 hereof, Pfizer warrants that the Product delivered hereunder (i) will be free from liens or claims of third parties; (ii) will conform to the specifications set forth in Exhibit 2; (iii) will conform to the Certificate of Analysis supplied to Schein by Pfizer; and (iv) will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act. Nothing herein imposes any obligation on Pfizer with respect to claims for damages for use of Product sold by Schein from causes other than those expressly set forth hereunder.

     9.2 Schein warrants that the Raw Material delivered hereunder (i) will be free from liens or claims of third parties with respect to Raw Material sold to Pfizer for manufacture of Pfizer Product; (ii) will conform to the specifications set forth in Exhibit 1; (iii) will conform to the Certificate of Analysis supplied to Schein by Pfizer; (iv) will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act; and
(v) was
manufactured by * in its * manufacturing facility and will have been stored at all times under the recommended storage conditions. Nothing herein imposes any obligation on Schein with respect to claims for damages for use of Pfizer Product from causes other than those expressly set forth hereunder.

     9.3 THE WARRANTIES SET FORTH IN SECTION 9.1 AND 9.2 ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR SUITABILITY FOR PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN SECTIN 13.2 AND 13.3, THE REMEDIES AFFORDED TO SCHEIN FOR ANY BREACH OF WARRANTY WILL BE LIMITED TO THOSE SET FORTH IN SECTION 7.1 TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES. NEITHER PARTY TO THIS AGREEMENT WILL BE ENTITLED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF THE BREACH OF THIS AGREEMENT BY THE OTHER. NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTIES, REMEDIES OR THIS LIMITATION WILL BE BINDING ON EITHER PARTY UNLESS IN WRITING AND AS PRESCRIBED BY SECTION 15.5.

SECTION 10.0   SCHEIN'S ACCESS TO PFIZER'S FACILITY

     Pfizer will permit Schein to have access to Pfizer's manufacturing facility on a confidential basis and upon reasonable notice at any time during the manufacture of the Product.



----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

SECTION 11.0   EXCHANGE OF OTHER INFORMATION

     The appropriate technical representatives of the parties will meet as required to discuss supply issues. The parties will also meet as required to discuss regulatory compliance and quality control matters in an effort to begin the commercial supply of the Product expeditiously. Each party shall bear its own expenses relating to such meetings. Pfizer will provide Schein, upon Schein's request, with copies of Pfizer's Annual Product Review covering the Products to be sold by Schein, which will include complaint and stability analysis.

SECTION 12.0   CONFIDENTIAL INFORMATION

     12.1 Each of Pfizer and Schein agrees to keep and will keep each item of the other's confidential information disclosed hereunder secret for a period of ten (10) years from the date hereof and shall not disclose the same either fully or partially to any third party, without the prior written consent of the disclosing party, except those items of the information:

          (a) which at the time they come to the knowledge of the receiving party are publicly known, or

          (b) which after they come to the knowledge of the receiving party become publicly known through no fault of the receiving party but only after and to the extent that they become publicly known, or

          (c) which the receiving party can show were received in a legal way from a third party being under no obligation of confidence to the disclosing party, or

          (d) which were independently developed by the receiving party without access to the disclosing party's confidential information as can be demonstrated by contemporaneous written records.

     12.2 Each of Schein and Pfizer furthermore agrees not to use and will not use the other's confidential information which each of them is obligated to maintain in secret according to 12.1 above for any purpose other than the exercise of their rights hereunder.

SECTION 13.0   COMPLAINTS AND INDEMNITY

     13.1 Complaints

          13.1.1 Subject to Sections 13.1.3 and 13.1.41 and 13.3, Schein will be responsible for handling any customer and regulatory complaints with respect to the Products sold by Schein. Pfizer will promptly notify Schein of any complaint it receives with respect to Products sold by Schein and will provide efficient cooperation to Schein in connection with the handling of any such complaints.

          13.1.2 Subject to Section 13.2, Pfizer will be for responsible for handling any customer and regulatory complaints with respect to Pfizer Product. Schein will promptly notify Pfizer of any complaint it receives with respect to Pfizer Product or Product sold by Schein and will provide efficient cooperation to Pfizer in connection with the handling of any such complaints.

          13.1.3 With respect to any Product supplied to Schein by Pfizer hereunder, Pfizer will be responsible for the investigation of any Product complaints arising from the manufacturing, processing, packaging or labeling upon notification by Schein.

          13.1.4 Pfizer acknowledges that, pursuant to its obligations as holder of the NDA for Pfizerpen(R), Pfizer shall have the responsibility to report to the U.S Food and Drug Administration ("FDA") any adverse drug events ("ADEs", as defined by relevant FDA regulations) as required by law. Each of the parties agrees to furnish the other party, as provided in 13.1.5, with information pertaining to any ADE occurring in the United States of which it becomes aware.

          13.1.5 In the case of any serious ADE, the party in question shall notify the other party within three (3) working days of knowledge of the ADE. All other ADEs shall be reported by the party in question form time to time, but not less frequently than monthly in the same manner.

          Notifications will be sent to:

          Pfizer Inc.
          Vice President, Worldwide Safety
          235 East 42nd Street
          New York, NY 11030

          Schein Pharmaceutical, Inc.
          Director of Regulatory Affairs/Professional Services
          P.O.Box 1022
          Cherry Hill, NJ 08034

          13.1.6. Each party shall maintain, in accordance with its own customary practice, appropriate detailed records of all ADE reports which have been submitted to the other party. Further, in the event that either party shall receive a request for a more detailed investigation by the FDA regarding an ADE involving Product, the other party shall cooperate and assist the party receiving the request with respect to such investigation.

           13.1.7 Each party shall promptly advise the other of any significant safety or toxicity developments of which either of them becomes aware relating specifically to the Product or intermediates or other ingredients or processes used in the manufacture of Product.

     13.2 Schein Indemnity

          13.2.1 Schein will indemnify Pfizer and its officers, directors, agents and employees against, and will assume the defense of (i) any and all product liability claims for damages for human bodily injury and/or death resulting from the ingestion or use of Product sold by Schein or relating to any recall of Product sold by Schein, except to the extent that such damages are the result of Pfizer's negligence in manufacturing Product or any breach of the terms of Section 8.0 or 9.1 hereof by Pfizer; and (ii) any and all product liability claims for damages for human bodily injury and/or death resulting from the ingestion or use of Pfizer Product or relating to any recall of Pfizer Product, to the extent that such damages or expenses are attributable to the negligence of Schein in supplying Raw Material hereunder or the breach of the terms of Section 8.0 or 9.2 hereof by Schein.

          13.2.2 If any claims are made against Pfizer as to which the indemnification set forth in Section 13.2 applies, Pfizer, as soon as reasonably practicable, will inform Schein thereof. Subject to Pfizer's obligation to indemnify Schein pursuant to Section 13.3, Schein and/or its insurers will assume the defense of any such claims for damages for human bodily injury and/or death resulting from the ingestion or use of Pfizer Product or Product sold by Schein or relating to any recall of Pfizer Product or Product sold by Schein including, without limitation, the right to settle such claims at the sole option of Schein or its insurers. Pfizer will cooperate with Schein and its insurers in the disposition of any such matters. Pfizer shall have the right to participate at its own expense in the defense of any such claim.

     13.3 Pfizer Indemnity

          13.3.1 Pfizer will indemnify Schein and its officers, directors, agents and employees against and will assume the defense of (i) any and all product liability claims for damages for human bodily injury and/or death resulting from the ingestion or use of Pfizer Product relating to any recall of Pfizer Product, except to the extent that such damages are the result of Schein's negligence in supplying Raw Material or any breach of the terms of
Section 8.0 or 9.2 hereof by Schein; and (ii) any and all product liability claims for damages for human bodily injury and/or death resulting from the ingestion or use of Product sold by Schein or relating to any recall of Product sold by Schein, incurred by Schein to the extent that such damages or expenses are attributable to the negligence of Pfizer in manufacturing Product hereunder or any breach of the terms of Section 8.0 or 9.1 hereof by Pfizer.

          13.3.2 If any claims are made against Schein as to which the indemnification set forth in Section 13.3 applies, Schein, as soon as reasonably practicable, will inform Pfizer thereof. Subject to Schein's obligation to indemnify Pfizer pursuant to Section 13.2, Pfizer and/or its insurers will assume the defense of any such claims for damages for human bodily injury and/or death resulting from the ingestion or use of Product sold by Schein or relating to any recall of Products sold by Schein including, without limitation, the right to settle such claims at the sole option of Pfizer or its insurers. Schein will cooperate with Pfizer and its insurers in the disposition of any such matters. Schein shall have the right to participate at its own expense in the defense of any such claim.

SECTION 14.0   TERM AND TERMINATION

     14.1 The initial term of this Agreement will be the one (1) year period beginning with the date of this Agreement. The term may be extended by written agreement of the parties at least 90 days prior to expiration of the initial period or any extensions thereto.

     14.2 It is understood that by the time of the expiration of this Agreement, Schein intends to re-establish its own manufacturing site for Product and that both parties intend to obtain a new FDA-approved source for Raw Material. Given the uncertainty of these efforts, however, the following additional options to extend the initial term of the Agreement are provided:

          14.2.1 Schein shall have the option to extend this Agreement and all its provisions for up to two additional six-month extension periods by giving Pfizer written notice of such extension at least ninety (90) days prior to expiration of the initial term or the first extension thereto.

          14.2.2 Pfizer shall have the option to extend this Agreement and all its provisions relating to the supply by Schein of Pfizer's requirements for Raw Material for the manufacture by Pfizer of Pfizer Product for up to four additional six-month extension periods by giving Schein written notice at least sixty (60) days prior to the expiration of the initial term of any extensions thereto.

     14.3 Either party will have the right to terminate this Agreement if the other party fails to remedy any material breach of this Agreement within sixty days of written notice of such breach.

     14.4 The terms and provisions of Section 6.1, 6.2, 7.1, 7.2, 7.3, 12.0 and
13.0 shall survive the term and termination of this Agreement.

SECTION 15.0   MISCELLANEOUS

     15.1 Force Majeure - Except as otherwise specifically provided herein, neither party will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither party will be deemed in breach of its obligations, to the extent such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

     15.2 Assignment - This Agreement is not assignable by either party without the prior consent of the other, except that either party may assign this Agreement, in whole or in part, to any Affiliate of such party or to the successor (including the surviving company in any consolidation or merger) or assignee of all or substantially all of its pharmaceutical business including, with respect to Schein, a sale of all or substantially all of its sterile pharmaceutical business, excluding its branded pharmaceutical business.

     15.3 Governing Law - This Agreement will be governed by the laws of the State of New York.

     15.4 Notices - Any notice required under this Agreement will be in writing and delivered personally or sent by registered mail, postage prepaid, or by fax (confirmed by such registered mail) addressed as follows:

                         Schein Pharmaceutical, Inc.
                         100 Campus Drive
                         Florham Park, New Jersey 07932
                         Attn: President (with a copy to General Counsel) Fax No.: 973-593-5820

                         Pfizer Inc
                         235 East 42nd Street
                         New York, New York, USA 10017
                         Attn: General Counsel
                         Fax No.: (212) 573-1445

                         (with a copy to:  Vice President, Pfizer Global
                          Manufacturing)

All notices will be deemed to be effective on the date of delivery if delivered personally or on the date of transmittal, in the case of notice sent by fax, or on the date of mailing, as applicable. In case any party changes its address at which notice is to be received, notice of such change will be given without delay to the other party in the manner provided therein.

     15.5 Entire Agreement - This Agreement, including its Exhibits, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and has priority over all documents, verbal consents or standings made by Pfizer and Schein before the conclusion of this Agreement with respect to the subject matter hereof; none of the terms of this Agreement may be amended or modified except in writing signed by the parties hereto.

     15.6 Waivers - A waiver by either Party of any term or condition of this Agreement in any one instance will not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement.

     15.7 Headings - Headings in this Agreement are included herein for ease of reference only and will have no legal effect.

     15.8 No Joint Venture - Nothing herein creates any association, partnership, joint venture or the relations of principal and agent between the parties, it being understood that the parties are acting as independent contractors in relation to each other, and neither party has authority to bind the other or the other's representatives in any way.

     15.9 Severability - The invalidity of unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above their duly authorized representatives.

PFIZER INC                             SCHEIN PHARMACEUTICAL, INC.


BY:  /s/ JW Mitchell                   BY:  /s/ Dariush Ashrafi
     -----------------------------          -----------------------------

NAME: JW Mitchell                      Name: Dariush Ashrafi
     -----------------------------          -----------------------------

TITLE: SR VP-Manufacturing             TITLE:  President and COO
       ---------------------------            ---------------------------

                                    EXHIBIT 1

                           RAW MATERIAL SPECIFICATIONS

                              * (3 pages omitted) *

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT 2

                             PRODUCT SPECIFICATIONS
                              * (4 pages omitted) *

----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT 3

                       PRICES FOR MANUFACTURE OF PRODUCTS




DOSAGE STRENGTH                         PRICE ($U.S./VIAL)
---------------                         ------------------

5 million units (MMU) per vial                  *

20 million units (MMU) per vial                 *


----------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.